EXHIBIT D-3

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


                                        )
BEC Energy and                          )
Commonwealth Energy System              )        Docket No. EC99-
                                        )


                       APPLICATION FOR APPROVAL OF MERGER

     Commonwealth Energy System ("CES") and BEC Energy ("BEC") (collectively, "the Applicants"), on behalf of BEC's affiliate Boston Edison Company ("BECO"), CES' affiliates Canal Electric Company ("Canal"), Commonwealth Electric Company ("Commonwealth"), Cambridge Electric Light Company ("Cambridge"), COM/Energy Marketing, Inc. ("CEM"), and Medical Area Total Energy Plant, Inc. ("MATEP"), hereby file this Application requesting any and all authorizations necessary to effectuate the approval of the merger of CES and BEC pursuant to Section 203 of the Federal Power Act ("FPA"). As demonstrated below, the proposed merger easily satisfies the standards set forth in the Commission's Merger Policy Statement1 and should therefore be approved as "consistent with the public interest."

I. SUMMARY AND REQUEST FOR EXPEDITED APPROVAL AS CONTEMPLATED BY THE MERGER POLICY STATEMENT

     The proposed merger is between two holding companies -- CES and BEC. CES's utility subsidiaries are engaged in both natural gas and electric businesses; BEC's utility subsidiaries are engaged in the electric business. As a result of the merger, the Applicants' FPA-jurisdictional

--------
     1 Inquiry Concerning the Commission's Merger Policy Under the Federal Power
Act: Policy Statement, Order No. 592, III FERC Stats. & Regs. P. 31,044 (1996) (codified at 18 C.F.R. ss. 2.26) ("Merger Policy Statement").

affiliates will become wholly-owned subsidiaries of a new holding company (currently named BEC Newco, Inc. ("BEC Newco")).

     The merger satisfies the standards in the Merger Policy Statement. The proposed merger:

     o will not create undue market power or concentration in any relevant market, based on a competitive screen analysis and other factors;

     o    will not adversely affect any wholesale rate; and

     o will not impair the Commission's regulation or the regulation of any state Commission.

     The merger  occurs within the context of the  restructuring  of the BEC and
CES regulated subsidiaries pursuant to state competitive plans.2 These subsidiaries have already committed their transmission facilities to operation and control by ISO-New England, Inc. ("ISO-New England"), and have already divested themselves of most of their generating capacity. The regulated subsidiaries have sold the vast majority of their owned generating resources, are engaged in selling the remaining generation, will attempt to sell or buy out of their purchased power agreements ("PPAs") and intend to withdraw from the generation business. They will remain in the power sales business only as necessary to serve "standard offer" and "default service" customers to the extent required by the Massachusetts Department of Telecommunications and Energy ("Massachusetts DTE"), formerly the Massachusetts Department of Public Utilities, and to serve requirements customers for the remaining terms of their contracts. In short, the BEC and CES regulated subsidiaries will become, over time, essentially wires companies enabling the ultimate consumers residing in their distribution service areas to choose their power supplier.

--------
     2 The term "regulated subsidiaries" refers to the three BEC and CES electric subsidiaries who serve retail load - Boston Edison Company, Cambridge Electric Light Company, and Commonwealth Electric Company; and to Canal Electric Company, a public utility engaged in the purchase and sale of electricity at wholesale.

     The market concentration analysis, submitted herewith in accordance with Appendix A of the Merger Policy Statement, demonstrates that the consolidation of the remaining generating capacity temporarily still owned by the BEC and CES regulated subsidiaries produces no material increase in market concentration and does not in any other way have any adverse affects on competition. The Applicants' submission shows that wholesale customers, most of whom are served under recently renegotiated fixed rate contracts, will be "held harmless" from merger- related costs that exceed merger-related savings.

     Finally, the merger will not reduce the effectiveness of regulation. The Commission's regulatory authority over the BEC and CES public utility affiliates will be the same after the merger. The Applicants include with this filing a commitment (the "Ohio Power" waiver) in wholesale ratemaking to follow this Commission's policies for inter-affiliate non-power transactions. The merger requires approval of the Massachusetts DTE. Thus, the merger of CES and BEC satisfies the standards reflected in the Merger Policy Statement.

     In the Merger Policy Statement, the Commission has committed to swift action in cases, such as this, which do not present substantive issues:

          if a merger falls below the HHI screen, the applicants propose adequate ratepayer protection mechanisms, and the applicants make the commitments necessary to assuage our concerns about the effect on regulation, we should be able to act much more quickly.3

The Applicants respectfully submit that their proposed merger plainly meets all of the Commission's requirements for regulatory approval and for granting that approval on the expedited basis contemplated in the Merger Policy Statement.

--------
     3 Merger Policy Statement, at 30,127.

II. JURISDICTIONAL STATEMENT

     This Application is being submitted because the Commission has determined that it has jurisdiction over the merger of holding companies with public utility subsidiaries unless the holding companies can overcome a rebuttable presumption that an indirect merger of the jurisdictional facilities of the public utility subsidiaries occurs when the holding companies merge. Illinois Power Co., 67 FERC P. 61,136 (1994) ("Illinois Power").4 The Applicants do not contest the Commission's jurisdiction over the proposed merger and therefore submit this Application, notwithstanding the fact that the facilities of the public utility subsidiaries will not be consolidated or merged at this time.5

III. APPLICANTS

     BEC is a Massachusetts business trust and an exempt public utility holding company under the Public Utility Holding Company Act of 1935 ("PUHCA").6 BEC owns all of the outstanding common stock of BECO, which is a public utility under Section 201(e) of the FPA providing retail electric service chiefly in metropolitan Boston, an area of about 590 square miles encompassing the City of Boston and 39 surrounding cities and towns. BECO's distribution service area includes some 663,000 retail customers. BECO also provides wholesale services that are subject to this Commission's jurisdiction.

     CES is also a Massachusetts business trust and an exempt public utility holding company

--------
     4 In approving the formation of BEC, the Commission noted its Illinois Power determination and ordered BEC to file an application for approval under
Section 203 if it merged with another holding company owning public utilities or to overcome the rebuttable presumption. Boston Edison Co., 80 FERC P. 61,274, at 61,994-5 (Ordering Paragraph (F6)) (1997).

     5 If the facilities of the public utility subsidiaries are proposed to be combined at a later time, an appropriate application would be submitted for the Commission's approval.

     6 As amended, 15 U.S.C. ss. 79b(a)(1).

under PUHCA. CES owns all the common stock of three regulated public utility companies Commonwealth, Cambridge, and Canal. Commonwealth provides retail service to approximately 327,000 retail customers in Southeastern Massachusetts, including Cape Cod and Martha's Vineyard, and also provides FPA jurisdictional services. Cambridge provides retail service to some 45,900 customers in the City of Cambridge, Massachusetts, and also provides FPA jurisdictional services, including partial requirements service to the Town of Belmont ("Belmont"), Massachusetts. Canal, a wholesale electric generating company with no retail customers, owns a 3.52% share of the Seabrook 1 nuclear power plant.

     CES also owns CEM, a power marketing subsidiary which owns no physical facilities for electric generation or transmission, and Advanced Energy Systems, Inc. ("AES") which is the owner of MATEP. MATEP owns a 62 MW cogeneration facility that sells electricity, steam and chilled water to its affiliate MATEP LLC which, in turn, sells energy to specific retail customers including five Boston area hospitals and the Harvard Medical School and its affiliated schools under long-term contracts that do not expire until 2021. CES also owns two gas companies: (1) Commonwealth Gas Company ("Commonwealth Gas") which provides local gas distribution service to approximately 239,000 retail customers in the Cities of Cambridge and Somerville in Middlesex County, a small portion of the City of Boston in Suffolk County, and in various other eastern Massachusetts municipalities; and (2) Hopkinton LNG Corp., an entity which owns and operates two liquefied natural gas ("LNG") facilities.7

--------
     7 The  Applicants  and their  affiliates  are  described  in more detail in
Section VII hereof. Maps showing the location of the regulated subsidiaries' service territories are attached as Exhibit I.

IV. DESCRIPTION OF THE MERGER

     The merger is between CES and BEC. Under the terms of the merger agreement, a new holding company currently named BEC Newco, Inc. will be created and both BEC and CES will exchange their shares for a combination of stock in BEC Newco and cash. The parties anticipate that at the close of the transaction, BEC stockholders will own approximately 68% of BEC Newco and CES stockholders will own approximately 32%. BEC Newco will be an exempt public utility holding company and the parent of all existing BEC and CES subsidiaries. (When BEC Newco and its subsidiaries are referred to in the aggregate, they are described herein as the "Combined Companies"). There are no immediate plans to merge the BEC Newco subsidiaries, each of which will maintain its individual corporate existence in the initial period following the merger. Article I of the Agreement and Plan of Merger ("the Merger Agreement") describes the transactions that will be utilized to effectuate the merger. The Merger Agreement is included in this filing in Exhibit H.

V. MERGER ANALYSIS

     In the Merger Policy Statement, the Commission reviewed and revised its policy for determining whether a merger is consistent with the public interest standard of Section 203 of the FPA. The Commission concluded that its analysis would focus on three factors:

     o The effect of the merger on competition, using a competitive screen to determine whether the merger would increase horizontal market power in a relevant market;

     o The effect of the merger on ratepayers, focusing on the measures the applicants propose to protect ratepayers from merger-related harm;

     o The effect of the merger on regulation, focusing on any possible shift of regulatory authority.8

--------
     8 Merger Policy Statement, at 30,111-12.

     A. The Transaction Will Not Create or Increase Undue Market Power in Any Market

     The proposed merger will not create or enhance market power in any market under the standards employed by the Commission or, indeed, under any other rational means of examining market power. To establish this, the Applicants asked an independent expert, Mr. John J. Reed, to perform an Appendix A screen analysis, as required by the Merger Policy Statement, to test for horizontal market power impacts, and asked him to evaluate any other potential impacts of the merger on competition. Mr. Reed concludes from his horizontal market analysis that the changes in HHI values resulting from the merger will be minimal as to concentration of control over generating resources. He found HHI increases far below the safe-harbor thresholds established by the Merger Policy Statement. Even those insignificant changes in market concentrations will be further diminished as Applicants continue to implement their plans to divest themselves of their remaining generation interests and PPAs. Mr. Reed also shows that CES' affiliated natural gas assets cannot be used to restrict gas supplies to generators in competition with the Applicants' generating companies and that there are no other impacts of the merger that could reduce competition in the electric generation market.

          1.   ISO-New  England  Eliminates  Transmission  Market  Power  in New
               England

     The BEC and CES regulated subsidiaries are members of the New England Power Pool ("NEPOOL") and have committed their pool transmission facilities ("PTF") to the operational control of ISO-New England. The ISO-New England's principal responsibilities include administration of the NEPOOL open access transmission tariff ("NEPOOL Tariff"), the operational control of the New England bulk power system, protection of NEPOOL system reliability, and oversight of the New England Power Exchange.9 The NEPOOL Tariff provides for postage-stamp rates which eliminate pancaking of transmission charges in New England thereby creating a single power market that encompasses virtually the entire New England region.

          2.   Transmission Tariff

     As noted above, regional transmission service in New England is provided over PTF under the NEPOOL Tariff, which is administered by ISO-New England. The chief services are "RNS" or regional network service provided under the RNS rates and regional point-to-point service provided under the regional point-to-point rates. The NEPOOL Tariff is complemented by local transmission services provided by the individual transmission-owning NEPOOL members, including BECO, Cambridge, and Commonwealth, under their respective Order No. 888 tariffs. Local service is provided under individual utility "LNS" rates and local point-to-point rates. These local rates include temporary transition charges and local facility charges.

     ISO-New England also has planning and congestion-management responsibilities and maintains a market monitoring function to protect against anti-competitive practices by the owners of the region's generating assets. ISO-New England is complemented by the restructured NEPOOL whose objective is also to foster competition within the New England region, promote attainment of the maximum possible economy of service, and protect system reliability. These arrangements create a competitive power supply market that brings together power suppliers and

--------
     9 The Commission's order authorizing the establishment of ISO-New England and the transfer of operational control of the NEPOOL grid to that entity was issued on June 25, 1997. New England Power Pool, 79 FERC P. 61,374 (1997); see also, New England Power Pool, on reh'g, 83 FERC P. 61,045 (1998), reh'g denied, 85 FERC P. 61,141 (1998). See, in addition, New England Power Pool, 85 FERC P. 61,379 (1998) order conditionally accepting and approving market-based rates.

electricity consumers in the New England region. The effect of those arrangements is to create a power supply market that encompasses the entire New England region, and which eliminates transmission market power through operation of the ISO.

          3. Applicants' Affiliates Have Divested Virtually All of Their Generation Facilities and are Divesting Their Power Supply Portfolios

     BEC and CES are in the process of converting their regulated subsidiaries from vertically integrated operations by withdrawing those subsidiaries from the business of power generation and by concentrating their public utility activities in the transmission and distribution business. This conversion will enable the Combined Companies' distribution customers to purchase power directly from the suppliers of their choice.

     Consistent with the withdrawal of their regulated subsidiaries from the power generation business, BECO, Cambridge, and Commonwealth will be relieved of their duty to provide generation service to the retail consumers residing in their distribution service areas. On March 1, 1998, all retail customers became free to purchase power directly from the power generation market. As further described in the Testimony of Geoffrey O. Lubbock, appended hereto as Attachment 1 (the "Lubbock Testimony"), BECO, Cambridge and Commonwealth will continue to provide service only to pre-March 1, 1998 customers who elect not to choose a supplier, low-income customers unable to obtain service from a competitive supplier, and retail customers temporarily between suppliers.10

     BECO had owned 1,657 MW of fossil and nuclear generating capacity. On May 15, 1998 as part of the restructuring process, BECO sold to Sithe Energies the entirety of its fossil

--------

     10   Lubbock Testimony, at 8.

generation plants, representing about 8% of the regional generating capacity. The divested plants are described in more detail in Section VII below.11

     On November 18, 1998, BECO entered into a purchase and sale agreement with Entergy Nuclear Generation Company ("Entergy Nuclear"), a subsidiary of Entergy Corporation, for Entergy Nuclear to purchase BECO's 670 MW Pilgrim nuclear power plant. The sale was a result of a competitive bid process which included opening solicitations to approximately 175 potential purchasers. Filings were made with the Massachusetts DTE on December 3, 1998, and with this Commission on December 24, 1998 (Docket Nos. EC99-18-000, et al.) for approval of this transaction. If the requisite approvals for this sale are not obtained, it is likely that BECO, in the near future, would shut down the Pilgrim plant and permanently retire it.

     BECO also has several PPAs, chiefly with non-utility generators, under which in the aggregate BECO purchases 828 MW of capacity.12 BECO's intent is to sell or buy out of those contracts. When the Pilgrim unit is sold or shut down and when BECO has divested itself of its PPAs, it will no longer own or have contracts in any generating assets.

     As discussed in the Testimony of Michael R. Kirkwood, appended hereto as Attachment 2 (the "Kirkwood Testimony"), the CES regulated subsidiaries have also sold most of their owned- generation plant to Southern Energy Canal, L.L.C. ("Southern Canal") and Southern Energy Kendall, L.L.C. ("Southern Kendall"), subsidiaries of The Southern Company.13 The parties

--------
     11 See Boston Edison Co., 82 FERC P. 61,311 (1998) for the order approving the FPA-jurisdictional aspects of the sale to Sithe.

     12 Lubbock Testimony at 8 and Tables 4 and 5. This includes BECO's Hydro-Quebec entitlement.

     13 Kirkwood Testimony at 7-8.

consummated the transaction on December 30, 1998.14 The divested units are described in Section VII. These companies' remaining owned generating capacity consists of Cambridge's 13.5 MW Blackstone facility and Canal's 40.5 MW interest in the Seabrook nuclear power plant. Cambridge and Canal are engaged in efforts to sell that generating capacity. In addition, like BECO, the CES regulated subsidiaries will also seek to sell or buy out of their PPAs. When those transactions are complete, none of CES' regulated subsidiaries will own or have rights in any generating capacity.

          4.   The Proposed Merger Does Not Increase Horizontal Market Power

     The Commission has adopted the Department of Justice/Federal Trade Commission Merger Guidelines ("Guidelines") as the framework for analyzing impact on competition,15 and it applies an analytic "screen" based on the Guidelines. See Appendix A of the Merger Policy Statement (P. 31,044 at 30,128, et seq.). As discussed above, Mr. John J. Reed has performed an Appendix A analysis to test the impact of the merger on competition. Mr. Reed has summarized his analysis in Testimony appended hereto as Attachment 3 (the "Reed Testimony"). The analysis itself appears as Volume II of this filing.16 Based on that analysis, Mr. Reed concludes that the merger does not pose any market power concerns.

     Following the principals of the Merger Policy Statement, Mr. Reed used four product

--------
     14 The jurisdictional aspects of these sales were approved by Commission order issued November 12, 1998. See Cambridge Electric Light Co., 85 FERC P. 61,217 (1998).

     15 U.S. Department of Justice and Federal Trade Commission, Horizontal Merger Guidelines, 57 Fed. Reg. 41,552 (1992).

     16 Assessment of the Competitive Implications of the Proposed Merger between BEC Energy and Commonwealth Energy System (February 8, 1999)("Reed Report"). Two diskettes constituting the required electronic filings are also submitted in pockets attached to Volume II.

measures - economic capacity, available economic capacity, uncommitted capacity and total capacity - to test the competitive impacts of the merger. He also evaluated the effects of the market restructuring in New England, particularly the adoption of a regional open-access transmission tariff with regional postage stamp rates, and the creation of ISO-New England to administer that tariff and to assume other responsibilities for coordinating the New England grid and the regional power supply markets. He concluded that those initiatives have the effect of enabling consumers to purchase electricity from suppliers located throughout New England and had resulted in the establishment of a single destination market consisting of the entire New England region. His conclusion in that regard is consistent with determinations made by the Commission.17 Potential suppliers to this regional market consist of producers located in New England and in the adjacent areas of New York, New Brunswick and Quebec which have traditionally served as a source of power for New England utilities.

     Mr. Reed found that BECO has no uncommitted capacity. Therefore, the merger cannot increase market power as measured by that benchmark. He also found BECO has no available economic capacity. Therefore, the merger cannot increase market power as measured by that benchmark.

     Mr. Reed's total capacity analysis, performed for the summer, winter and shoulder peak periods, also demonstrates that the merger was devoid of anti-competitive effects. He found that the market was moderately concentrated. In that moderately concentrated market, the highest HHI increase resulting from the merger is 28 in the winter period. Those increases are well within

--------
     17 See New England Power Pool, 85 FERC P. 61,379 (1998). In that order, the Commission cited the following key elements of the NEPOOL restructuring: (i) the formation of ISO-New England; (ii) the regional open-access tariff; (iii) the restructured NEPOOL Agreement; (iv) the creation of a power exchange; (v) the institution of market-based rates for both power and ancillary services; and
(vi) the formation of a regional transmission group.

safe harbor levels, and show that the merger cannot possibly have the effect of reducing competition.

     Mr. Reed's economic capacity analysis, performed for seven time periods, also showed that the merger has no adverse impact on competition. This market is also moderately concentrated with post-merger HHIs well under the 1,800 demarcation line between heavily concentrated and moderately concentrated markets. The largest HHI change, 47, occurred in the shoulder off-peak period. The remaining HHI increases were within the range of 27 to 38. Those results, which are summarized in the following table, show conclusively that the merger of BEC and CES does not have the effect of reducing competition.

                                               Post-Merger        Pre- to Post-Merger
Product               Post-Merger HHI          Market Share       Change in HHI
-------               ---------------          ------------       -------------
Summer Peak                 1391                    7.74%              28
Summer Off-Peak             1358                    8.46%              33
Winter Peak                 1479                    8.03%              30
Winter Off-Peak             1497                    9.10%              38
Should Peak                 1449                    7.71%              27
Should Off-Peak             1522                   10.13%              47
Super Peak                  1234                    7.57%              25

     Even those insignificant increases in market concentration seriously overstate the competitive effects of this merger due to the steps, described above, that the merging companies' jurisdictional subsidiaries continue to take to divest the relatively small remainder of their directly owned generating plant and their PPAs. As those additional divestitures are completed, the competitive effects of the merger will progressively reduce to zero or to nearly zero. Moreover, because the Combined Company cannot exercise control over its power purchases to withhold that capacity from the market, even in the interim period following consummation of the merger and prior to the completion of those planned divestitures, the merger can have virtually no market power impacts.

     In summary, Mr. Reed's finding is that the merger of BEC and CES has a zero or de minimis impact on market concentration in the markets he studied. Eventually, even the de minimis impact will be reduced to virtually zero as the Combined Company's subsidiaries further implement their divestiture plans.

          5.   The Merger Does Not Raise Vertical Market Power Issues

     In Enron Corp. and Portland General Corp., the Commission noted that the merger of a company owning pipeline facilities with a company owning electric generation assets could raise vertical market power issues if the pipeline assets could be used to restrict gas supplies to a competing electric generator.18 The Commission found in Enron that the pipeline assets could not be used to restrict gas because the pipeline assets were operated on an open-access basis and because there were competing pipelines with excess capacity to the same markets.

     As described in Mr. Reed's Testimony and the Reed Report, the proposed merger would not increase the BEC and CES regulated subsidiaries' opportunity to exercise vertical market power by interfering with the competitiveness of either
(i) the existing entities participating in the market; or (ii) any new entities seeking to enter and compete in the market. The BEC and CES regulated subsidiaries cannot create barriers to entry for existing or new electric generation since:

     o they do not control access to suitable sites for new generation development;

     o they do not control key inputs for electric generation, i.e., natural gas supplies or electric generation equipment supplies, which could impact the competitiveness of the market;

     o they do not control the transportation of key inputs for electric generation which could impact the competitiveness of the market, i.e., natural gas pipeline transportation assets; and

--------
     18 Enron Corp. and Portland General Corp., 78 FERC P. 61,179,  at 61,736-37
(1997)("Enron").

     o they supply only a de minimis amount of natural gas to the downstream electric generation market.

     For these reasons, as further described in Attachment 3 and Volume II hereto, the merger does not raise any vertical market power issues.

          6.   Conclusion Regarding the Effect of the Merger on Competition

     For all the foregoing reasons, the merger is virtually devoid of market power issues and easily passes the competitive screen adopted in the Merger Policy Statement. This analysis shows that the merger would not significantly increase the HHIs or any other index of market power and will only have a de minimis effect in NEPOOL. There are no other factors which would tend to enhance market power, either through control of natural gas facilities or otherwise. In sum, it is simply not possible for the proposed merger to have any negative effect upon competition, nor are there any reasonably disputable facts that would warrant setting these issues for hearing. For these reasons, as further described in Attachment 3 and Volume II hereto, the merger does not raise any vertical market power status.

     B.   The Merger Will Not Adversely Affect Rates

     In the Merger Policy Statement, the Commission made clear that its concern with the effect of a proposed merger on rates is to protect ratepayers from rate increases caused by the merger.19 This concern is focused on the ratepayers of public utilities whose rates are premised on costs since, as the Commission ruled in Enron, there are no rate-related concerns with respect to entities, such as power marketers, which make sales only under market-based rate schedules.20

--------
     19 Merger Policy Statement, at 30,123.

     20 Enron, at 61,738-40.

     The Applicants commit, as a condition for approval of the merger, that their firm wholesale requirements and transmission customers will be held harmless from merger-related cost increases. In addition, the nature of the contracts with the few wholesale customers effectively prevents recovery of merger-related costs. These facts and the related commitments are further described in the Lubbock Testimony and the Kirkwood Testimony.

     There are six BECO generation requirements customers: the Massachusetts Port Authority ("MPA"), which principally takes service for Logan Airport; the Massachusetts Bay Transportation Authority ("MBTA"), and the Towns of Braintree, Concord, Reading and Wellesley. Cambridge's requirements customer is the Belmont. The following table contains information regarding those customers.

                                     TABLE A

---------------------------------------------------------------------------------------------------------------------------
    Supplier           Customer              Rate           Supply          Last             1998             Earliest
                                                                          Effective       Quantity of        Termination
                                                                            Date           Capacity             Date
                                                                                             (MW)
---------------- --------------------  ---------------- -------------- --------------  ----------------  ------------------
BECO             Massachusetts               Fixed      Full           11/05/95              20.5             2005
                 Port Authority
BECO             MBTA                        Fixed      Full           08/01/98              80.8             01/31/03
BECO             Braintree                   Fixed      Partial        10/01/98            5.55/7.70          10/31/04
BECO             Reading                     Fixed      Partial        11/01/98              20               10/31/02
BECO             Wellesley                   Fixed      Full           08/01/98              32.4             05/31/02
BECO             Concord                     Fixed      Full           04/13/93              25.6             05/31/04
Cambridge        Belmont21                  Fixed/      Partial        04/01/93               18              03/31/03
                                           Cost of
                                            Service

--------

     21 Rates to Belmont will be fixed assuming the Commission accepts a settlement, to be described herein. The settlement rates and charges will not be subject to adjustment due to changes in Cambridge's cost of service.

     As described in the Lubbock Testimony, BECO's rates to Braintree, Concord, the MBTA, Reading and Wellesley incorporate fixed demand charges and energy charges. The Braintree, Concord, MBTA and Wellesley contracts are subject to annual increases, in amounts previously agreed upon which will not be affected by merger-related costs. The Reading contract is also subject to annual increases based on charges in the GDPIPD Index, which obviously does not vary in a manner that would reflect merger costs.22 As a consequence of recent contract renegotiations, the rates under the Braintree, MBTA, Reading and Wellesley contracts were reduced by approximately 10%.23

     Similar contract negotiations with Concord were unsuccessful. However, the fixed rate to Concord, and the pre-agreed upon annual increases, do not include any merger costs. Therefore, BECO will not be able to recover merger costs during the life of the Concord contract.24

     The fixed rate to the MPA was negotiated several years ago and, as a fixed rate, was not designed to allow recovery of merger-related costs. Therefore, all of BECO's requirements customers are being served under fixed-rate contracts. Fixed rates are among the ratepayer protection mechanisms which the Commission has endorsed, and those contracts will hold all of these customers harmless from increases due to the merger.

--------
     22 Lubbock Testimony at 13.

     23 Id. at 13.

     24 Id. at 15-16. In 2002, Concord does convert to cost of service rates. However, BECO will have to submit a detailed cost of service to support that new Concord rate. At that time, BECO will have the burden of demonstrating and quantifying the extent to which its cost data include merger costs in the cost of service. To the extent that merger costs are included in the cost of service, BECO will have to prove the existence of merger savings in the amounts needed to offset those costs.

     As described by Mr. Kirkwood, other than market rate customers, the only wholesale customer served by a CES subsidiary is Belmont.25 Belmont is served by Cambridge under a Net Requirements Power Supply Agreement ("NRA") on file with the Commission. Both the current rates, and the rates under an agreed-upon settlement with Belmont are described in detail in the Kirkwood Testimony.26 The NRA's currently effective rates consist of a demand charge and an energy charge. The demand rate is currently set at a fixed level subject to upward adjustment if Cambridge under-recovers its cost of service at a 3 percent rate of return. The energy charge tracks costs. Even if this rate were to remain in place, the proposed merger would not affect the cost components of this rate. Cambridge is not being merged with another public utility and the proposed merger will not change its service territory or affect its operations. As a result, the merger would not cause a change in its operating costs and the inputs to the formula will be unaffected as a result of the merger.

     More importantly, on January 15, 1999, Cambridge and Belmont filed a Joint Offer of Settlement with the Commission that would amend the NRA to eliminate the rates and charges

--------
     25 Kirkwood Testimony at 9 et seq. Canal previously provided its share of the capacity and energy from Canal Unit 1 and Canal Unit 2 to wholesale customers. However, in the divestiture proceeding, the Commission approved the assignment of Canal's Canal Unit 1 power sales agreements to Southern Canal. As described in the Section 203 application filed in the divestiture proceeding, Docket Nos. EC98-50-000 et al., the agreements for Canal's interest in Canal Unit 1 were with the following utility purchasers: Montaup Electric Company, New England Power Company, BECO, and Cambridge and Commonwealth.

     Canal previously sold its share of capacity and energy in Canal Unit 2 to its affiliates, Cambridge and Commonwealth. In connection with the divestiture, Cambridge, Commonwealth and Canal mutually agreed to terminate those power sales agreements. As planned, the parties terminated those agreements upon closing of the sale to Southern Canal on December 30, 1998.

     26 Kirkwood Testimony at 10-11.

section and set forth a fixed monthly customer charge and energy charge.27 Mr. Kirkwood states, the settlement rates would "sever any connection between the rates and charges and Cambridge's cost of service."28 The customer charge will remain fixed. The energy charge varies by year, but each yearly charge reflects a predetermined amount that has already been agreed to by the parties. If the settlement is accepted by the Commission and its fixed rates go into effect, then Cambridge would be required to make a separate Section 205 filing with the Commission before it could modify those rates. As with the BECO contracts, the fixed rate settlement with Belmont protects that customer against any merger-related increases. Thus, both under the old rates and under the recent settlement, Belmont is fully protected from any rate increases due to merger-related costs.29

     The hold-harmless commitment also extends to transmission customers. Both BECO and the CES subsidiaries commit to exclude any merger costs that exceed merger savings from transmission rates. Under similar circumstances, FERC has held that transmission customers will be sufficiently protected from any adverse effect of the merger upon rates.30

     The Applicants have not submitted a joint transmission rate for use of their PTF as part of this application because they are participants in NEPOOL and the use of their PTF is governed by the NEPOOL Tariff and by ISO-New England. Thus, there can be no pancaking of transmission

--------
     27 The companies filed the joint offer of settlement in several dockets, one concerning compliance issues related to the NRA, Docket No. ER98-1522-000, and the others regarding the divestiture, Docket Nos. EC98-50-000 et al. See Kirkwood Testimony at 10-11.

     28 Kirkwood Testimony at 11.

     29 In the unlikely event that the settlement with Belmont is not approved and cost- derived rates remain, Cambridge extends the hold harmless commitment to Belmont. Kirkwood Testimony at 12.

     30 MidAmerican Energy Co. and MidAmerican Energy Holdings, 85 FERCP. 61,354
(1998).

charges for the use of the Applicants' PTF. The Applicants believe that, in the vast majority of instances, the Combined Company cannot collect two local service charges (LNS or point-to- point) for a transaction originating in one of the Combined Company's non-PTF transmission systems and terminating in another of those systems and using the local facilities of both transmission systems. However, the Applicants are conducting an analysis to determine the very limited circumstances in which it might be possible for the Combined Company to recover two local service charges for a single transaction. If any such pancaking could occur, the Applicants commit to making a corrective transmission rate filing with the Commission under the provisions of Section 205 of the Federal Power Act.

     Thus, given the fixed-rate nature of the wholesale contracts (and of the pending settlement with Belmont), the Applicants' hold harmless commitments, and the fact that the public utility subsidiaries are not being combined, there are no circumstances in which the merger will have an adverse impact upon rates.

     C.   The Merger Will Not Impair Effective Regulation

     The merger also will not affect regulation. The Merger Policy Statement mandates a waiver of merger applicants' Ohio Power immunity out of a concern that the merger could result in the loss to the Securities and Exchange Commission ("SEC") of this Commission's regulatory authority for rate making purposes over inter-affiliate transactions.31 The merger will not affect this Commission's regulatory jurisdiction. After the merger, BEC Newco will continue to be an exempt PUHCA holding company with the result that the merger will not reduce this Commission's jurisdiction. Nevertheless, in the event that BEC Newco is unable to maintain its

--------
     31 Merger Policy Statement at 30,124-25. See also Ohio Power Co. v. FERC, 954 F.2d 779, 782-86 (D.C. Cir. 1992), cert. denied, 506 U.S. 981 (1992) ("Ohio
Power")
exempt status at any time in the future, BEC and CES will follow the Commission's policy regarding the treatment of the costs and revenues of affiliate non-power transactions for Commission ratemaking purposes. This commitment is intended to eliminate the potential concern of the Commission regarding pre-emptive SEC jurisdiction under the holding of Ohio Power. Nor will the merger impair existing state regulation, because the Massachusetts DTE must approve the retail rates and the rate plan filed with the Massachusetts DTE in conjunction with the merger.

     In sum, both state and federal jurisdiction will remain unchanged and will not be impaired by the proposed merger.

VI.  THE ACCOUNTING TREATMENT WILL BE CONSISTENT WITH COMMISSION PRECEDENT

     As described in further detail in Section VII hereof, the accounting for the merger transaction will be based on the "purchase" method which the Commission has approved where it is required by Generally Accepted Accounting Principles ("GAAP").32 Here, GAAP requires the Applicants to account for the merger using the "purchase" accounting method. This is because, under the Accounting Principles Board ("APB") Opinion No. 16, Business Combinations, the purchase method must be used to account for a business combination when at least one of the criteria required for use of the "pooling of interests" method is not met. The proposed merger does not meet all of the pooling criteria. In order to satisfy the criteria, the companies may not have disposed of a substantial amount of their assets within a five year period prior to announcement of the transaction. Because both Companies here have disposed of their electricity

--------
     32 See Enron, at 61,740; Entergy Services and Gulf States Utilities Co., 65 FERC P. 61,332, at 62,534 (1993); El Paso Electric Co. and Central and South West Services Inc., 68 FERC P. 61,181 (1994).

generating units, pooling-of-interests accounting cannot be used for this transaction.33

VII. INFORMATION REQUIRED BY SECTION 33.2 OF FERC'S REGULATIONS

     In support of this Application, BEC and CES hereby submit the following information required by Section 33.2 of the Commission's Regulations.

     A.   Section 33.2(a)

     The exact names and principal business addresses of the Applicants are as follows:

         Commonwealth Energy System
         One Main Street
         P.O. Box 9150
         Cambridge, MA 02142

         BEC Energy
         800 Boylston Street
         Boston, Massachusetts 02199

     B.   Section 33.2(b)

     The names and addresses of the persons authorized to receive notice and communications on behalf of Commonwealth Energy System with respect to this application are as follows:

         Richard J. Morrison, Esq.
         Mary E. Grover, Esq.
         Legal Department
         Commonwealth Energy System
         One Main Street
         P.O. Box 9150
         Cambridge, Massachusetts  02142
         (617) 225-4418
         (617) 225-4284 (facsimile)

         Michael R. Kirkwood
         Commonwealth Electric Company
         2421 Cranberry Highway
         Wareham, Massachusetts  02571
         (508) 291-0950, Ext. 3231
--------
     33 See APB No. 16.47c.

         (508) 291-6275 (facsimile)

         Sam Behrends, IV, Esq.
         Catherine P. McCarthy, Esq.
         LeBoeuf, Lamb, Greene & MacRae, L.L.P.
         1875 Connecticut Ave., N.W.
         Washington, D.C. 20009
         (202) 986-8000
         (202) 986-8102 (facsimile)

     The names and addresses of the persons authorized to receive notice and communications on behalf of BEC Energy are as follows:

         Neven Rabadjija, Esq.
         Associate General Counsel

         Theodora S. Convisser, Esq.
         Clerk of the Corporation &
         Assistant General Counsel

         Boston Edison Company
         800 Boylston Street
         Boston, Massachusetts  02199-8003
         (617) 424-2223
         (617) 424-2733 (facsimile)

         Carmen L. Gentile, Esq.
         Bruder, Gentile & Marcoux, L.L.P.
         1100 New York Avenue, N.W.
         Suite 510 East
         Washington, D.C.  20005-3934
         (202) 783-1350
         (202) 737-9117 (facsimile)

     The Applicants request that the names of these persons be placed upon the official service list compiled by the Secretary of the Commission for this proceeding.

     C.   Section 33.2(c) and (d)

          1.   CES And Its Subsidiaries

     CES and its subsidiaries are described below. An organizational chart depicting the principal entities within the CES family of companies is appended hereto as Attachment 4.

               a.   CES

     CES, by virtue of its ownership of Commonwealth, Cambridge and Canal, is an electric utility holding company under the Public Utility Holding Company Act of 1935 and is exempt from registration under the terms of Section 3(a)(1) of that Act.34

               b.   CES's FPA-Jurisdictional Subsidiaries

     CES's generation owning subsidiaries, Commonwealth, Cambridge, and Canal, recently divested most of their generation assets. A brief description of the respective companies' generation assets sold to Southern Canal and Southern Kendall is provided below by company. Also set forth below is a brief description of each company's remaining generation assets, as well as their transmission and distribution systems.

     The sale of generating assets by Commonwealth, Cambridge, and Canal and their restructuring plans going forward are part of a longstanding intention of the companies to divest their power supply portfolio. The following are steps Commonwealth, Cambridge, and Canal have taken as part of that effort:

     o In February 1996, they publicly announced their intention to divest of their power supply through a competitive auction process and exit from the generation business.

     o On February 27, 1998, the Massachusetts DTE approved Cambridge's, Canal's, and Commonwealth's overall restructuring plan.35

     o Cambridge, Canal, and Commonwealth received final bids on May 8, 1998 and Southern Energy New England, LLC was selected as the winner of their generation assets.

--------
     34  Public   Utility   Holding   Company  Act  of  1935,  as  amended,   15
U.S.C.ss.79b(a)(1).

     35 Restructuring Order, Commonwealth Electric Company, Cambridge Electric Light Company and Canal Electric Company, D.P.U./D.T.E. 97-111 (February 27,
1998). The final approval of the divestiture, including final rate issues was issued by the Massachusetts DTE in D.T.E. 98-78/83-A on December 23, 1998.

     o FERC approved those portions of the transaction that required Section 203 approval on November 12, 1998.

     o    The transaction closed on December 30, 1998.

                    i.   The   Franchised    Public    Utility    Subsidiaries--
                         Commonwealth Electric Company, Canal Electric Company, and Cambridge Electric Light Company

     Commonwealth Electric Company

     Commonwealth is a franchised electric public utility engaged in the purchase, transmission, distribution and resale of power and energy in
Massachusetts and is a public utility as defined in Section 201(e) of the Federal Power Act, 16 U.S.C. ss. 824(e). Commonwealth is a wholly owned subsidiary of CES.

     Commonwealth's electric service territory covers about 1,100 square miles in 40 communities located in southeastern Massachusetts, including Cape Cod and Martha's Vineyard. The service territory includes all or part of Plymouth, Bristol, Barnstable and Duke Counties in the Commonwealth of Massachusetts. Commonwealth serves some 327,000 electric customers at retail in the Commonwealth of Massachusetts. Commonwealth also sells electric energy at wholesale to other electric utilities under rate schedules and tariffs on file with the Commission but has no wholesale requirements customers. By order dated February 27, 1997 in Docket No. ER97-1068-000, the Commission granted Commonwealth market-based rate authority.36

     As noted above, the Commission recently approved the jurisdictional aspects of the sale of

--------
     36 Commonwealth Electric Co. and Cambridge Electric Light Co., 78 FERC P. 61,191 (1997). The Commission conditioned its grant of market-based rate authority upon Commonwealth revising its market-based power sales tariffs within 15 days of that order. Commonwealth made the appropriate compliance filing in Docket No. ER97-2098-000 on March 14, 1997.

all of Commonwealth's generation assets to Southern Canal by order dated November 12, 1998.37 The sale included the following generation facilities: (1) five diesel generating plants at Oak Bluffs and West Tisbury on Martha's Vineyard, Massachusetts with a total capacity of 13.8 MW; and (2) a 1.4325% ownership interest in the oil-fired William F. Wyman Unit 4 located in Yarmouth Maine, operated by Central Maine Power Company. Commonwealth's interest in the William F. Wyman Unit 4 translated into a 8.9 MW entitlement. As described above, the transaction with Southern Canal closed on December 30, 1998.

     Commonwealth also provides customers with transmission services to others, including transmission service under its Open Access Transmission Tariff.38 Commonwealth also owns and operates approximately 357.5 circuit miles of interconnected transmission lines of 115 kV to 345 kV, including 297.6 circuit-miles of 115 kV lines and 59.9 circuit-miles of 345 kV lines. Transmission facilities include substations with a capacity of approximately 475,000 kilovolt- amperes. All of these transmission facilities are located in Massachusetts. A map of Commonwealth's transmission facilities is included in
Exhibit I. As explained above, the Commission conditionally approved the formation of the ISO-New England and authorized, on an interim basis, the transfer of control of transmission facilities owned by the public utility members of NEPOOL as part of a comprehensive restructuring of NEPOOL on June 25, 1997.39 On July 1, 1997, ISO-New England was activated. Thus, although Commonwealth continues to own its

--------
     37 See Cambridge Electric Light Co., 85 FERC P. 61,217 (1998).

     38 Subject to a compliance filing to revise the same, the Commission accepted Commonwealth's open access pro forma transmission compliance tariff in Docket No. OA96- 167-000 on July 31, 1997. Allegheny Power System, Inc., 80 FERC
P. 61,143 (1997).

     39 See New England Power Pool, 79 FERC P. 61,374 (1997). This order found that the New England ISO proposal met the Commission's eleven principles for ISOs, and conditioned approval upon the ISO establishing a self-funding mechanism.

transmission   facilities,   PTF  usage  is   governed   by   ISO-New   England.
Commonwealth's electric distribution system consists of approximately 10,744 circuit miles and substations with a capacity of approximately 1,814 MVA.

     Cambridge Electric Light Company

     Cambridge is a franchised electric public utility engaged in the purchase, transmission, distribution and resale of power and energy in Massachusetts and is a public utility as defined in Section 201(e) of the Federal Power Act, 16 U.S.C. ss. 824(e). Cambridge is a wholly owned subsidiary of CES.

     Cambridge's electric service territory covers about 7 square miles. It provides retail service in the City of Cambridge, Middlesex County, Massachusetts to some 45,900 electric customers. In addition, Cambridge sells power for resale through NEPOOL pursuant to FERC- approved market-based rate authority,40 and Belmont under a FERC-filed NRA.

     As mentioned above, the Commission recently approved the sale of most of Cambridge's generation assets to Southern Kendall by order dated November 12, 1998.41 Prior to the sale to Southern Kendall, Cambridge was primarily a transmission and distribution utility. However, it did own the 113 MW Kendall Generating Station and the 13.5 MW Blackstone Station facility both located in Cambridge, Massachusetts. Cambridge sold the 113 MW Kendall Generating Station to Southern Kendall as part of the transaction that closed on December 30, 1998. The

--------

     40 By order dated February 27, 1997 in Docket No. ER97-1068-000, the Commission granted Cambridge market-based rate authority. Commonwealth Electric Co. and Cambridge Electric Light Co., 78 FERC P. 61,191 (1997). The Commission conditioned its grant of market-based rate authority upon Cambridge revising its market-based power sales tariff within 15 days of that order. Cambridge made the appropriate compliance filing in Docket No. ER97-2098-000 on March 14, 1997.

     41 See Cambridge Electric Light Co., 85 FERCP. 61,217 (1998).

Blackstone Station facility is used substantially for the production of steam for resale to retail customers. Currently, Cambridge is reviewing several options with regard to the Blackstone Station facility and will seek the necessary approvals when any transaction is finalized.

     Cambridge also provides customers with transmission services, including transmission service under its Open Access Transmission Tariff42 and individual contracts. As described above in the discussion on Commonwealth's transmission facilities, although Cambridge continues to own its transmission facilities, PTF usage will be governed by the ISO-New England.

     Cambridge also owns and operates approximately 7.3 circuit miles of interconnected transmission lines of 13.8 kV to 115 kV. Transmission facilities include substations with a capacity of approximately 311,000 kilovolt-amperes. All of these transmission facilities are located in Massachusetts. A map of Cambridge's transmission facilities is included in Exhibit I. Cambridge's electric distribution system consists of approximately 584 circuit miles and substations with a capacity of approximately 218 MVA.

     Canal Electric Company

     Canal, a wholly owned  subsidiary of CES, is a public utility as defined in
Section 201(e) of the FPA, 16 U.S.C. ss. 824(e) engaged in the purchase and sale of electricity at wholesale. Canal holds no franchise-like authority and does not own, operate or control any transmission or distribution. Canal sells electric energy at wholesale to its affiliates Cambridge and Commonwealth, under rate schedules and tariffs on file with the Commission but has no retail customers. With the exception of an ownership interest in the Seabrook 1 nuclear power facility, Canal recently divested of its generation interests in a sale to Southern Canal. Specifically, that

--------
     42 Subject to a compliance filing to revise the same, the Commission accepted Cambridge's open access pro forma transmission compliance tariff in Docket No. OA96-178-000 on July 31, 1997. Allegheny Power System, Inc., 80 FERC
P. 61,143 (1997).

sale included Canal's oil fired 566 MW Canal Unit 1 generating unit and Canal's 50 percent ownership interest in the 565 MW Canal Unit 2. The Commission approved the jurisdictional aspects of the sale of these assets to Southern Canal by order dated November 12, 1998.43 The sale to Southern Canal closed on December 30, 1998.

                    ii.  Power  Marketing  Subsidiary --  COM/Energy  Marketing,
                         Inc.

     CES has a power marketing subsidiary that is a public utility under the Federal Power Act, CEM. CEM has no physical facilities for the generation, transmission, or distribution of electric power for sale, nor does it hold franchises or have service territories for the transmission, distribution or sale of electric power in the United States. It does not own jurisdictional facilities other than rate schedules, contracts, and books and records (to the extent they are used in connection with wholesale power supply transactions).

     The Commission has authorized CEM to sell power in interstate commerce at market- based rates upon finding that the company could not exercise market power because it does not have market power over generation or transmission, nor can it erect barriers to entry to relevant markets.44 Further details regarding the activities of this entity can be found in the quarterly power marketer filings, and related filings submitted in the following dockets: COM/Energy Marketing, Inc. (ER98-449-001 et seq.). CES is actively pursuing the sale of CEM.

                    iii. Medical Area Total Energy Plant, Inc.

     MATEP is a Massachusetts corporation and wholly-owned subsidiary of AES, which in turn is a wholly-owned subsidiary of CES. MATEP owns and operates a 62 MW steam, chilled

--------
     43 See Cambridge Electric Light Co., 85 FERC P. 61,217 (1998).

     44 See COM/Energy Marketing, Inc., 81 FERC P. 61,373 (1997).

water and electric generating facility located in the Longwood Medical Center area of Boston, Massachusetts (the "Facility"). MATEP has no transmission assets. MATEP, a public utility, has obtained market-based rate authority from the Commission.45 Pursuant to that authority, MATEP sells the output of the Facility to MATEP LLC, a Delaware limited liability company which is wholly-owned by MATEP, and MATEP LLC resells such steam, chilled water and electricity to several Harvard University-affiliated teaching hospitals under long-term contract.

     Specifically, MATEP LLC is party to several long-term retail contracts (the "User Contracts") to provide the steam, chilled water and electric requirements of its customers, which include Harvard Medical School, Harvard School of Public Health, Harvard Dental School, Harvard Institutes of Medicine, and five Harvard-affiliated teaching hospitals, all located within close geographical proximity of the Facility in Boston, Massachusetts. The terms of the User Contracts extend to September 30, 2021, and require the customers to take and MATEP LLC to provide the customers' total requirements for steam, chilled water and electricity from MATEP LLC to the extent of the Facility's capacity to provide such products.

               c.   CES's Non-FPA-Jurisdictional Subsidiaries

                    i.   Commonwealth Gas Company

     Commonwealth Gas, a wholly owned subsidiary of CES, is a local gas distribution company operating in Massachusetts. Commonwealth Gas' service area is approximately 1,067 square miles and it provides local gas distribution service to approximately 239,000 customers in the Cities of Cambridge and Somerville in Middlesex County, a small portion of the City of Boston in Suffolk County and in various other eastern Massachusetts municipalities in Middlesex,

--------
     45 See Advanced Energy Systems, Inc., 83 FERCP. 61,044 (1998).

Norfolk and Worcester Counties.

                    ii.  Hopkinton LNG Corp.

     Hopkinton LNG Corp. ("Hopkinton"), a wholly-owned subsidiary of CES, owns and operates an LNG facility at Hopkinton, Massachusetts for the liquefaction, storage, and vaporization of natural gas for Commonwealth Gas. Hopkinton also owns and operates an LNG storage facility in Acushnet, Massachusetts for the storage and vaporization of natural gas for Commonwealth Gas. By order issued March 3, 1998 in Docket No. CP97-156-001, Hopkinton was issued a blanket certificate of limited jurisdiction under Section 284.224 of the Commission's regulations, authorizing Hopkinton to engage in the sale and transportation of natural gas that is subject to the Commission's jurisdiction under the Natural Gas Act.

                    iii. Other Subsidiaries

     In addition to the companies identified above, CES also owns all of the stock of COM/Energy Steam Company (a steam distribution company), COM/Energy Resources, Inc. (a non-regulated subsidiary), Energy Investment Services, Inc. (a corporation organized to invest the proceeds of CES' affiliates' asset generation sales on behalf of utility customers), COM/Energy Technologies, Inc. (energy metering equipment) and five real estate trusts.46

          2.   BEC and its Subsidiaries

     BEC and its affiliates are described below. An organizational chart detailing the entities within the BEC corporate family is attached hereto as Attachment 5.

               a.   BEC

     BEC was created in 1997 for the purpose of implementing a corporate reorganization plan

--------
     46 The five real estate subsidiaries are: Darvel Realty Trust, COM/Energy Acushnet Realty, COM/Energy Research Park Realty, COM/Energy Cambridge Realty, and COM/Energy Freetown Realty.

under which BECO, an electric utility, would become a wholly-owned subsidiary of a holding company. This reorganization was proposed to facilitate the separation from BECO of unregulated business activities and to insulate utility ratepayers from the risks of present and future non-utility businesses. In September of 1997, this Commission approved the reorganization as consistent with the public interest.47 BEC, by virtue of its ownership of BECO, is an electric utility holding company under the Public Utility Holding Company Act of 1935 and is exempt from registration under the terms of Section 3(a)(1) of that Act.48

               b.   BEC's FPA - Jurisdictional Subsidiary - BECO

     BECO is an electric public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in Massachusetts and is a public utility as defined in Section 201(e) of the Federal Power Act, 16 U.S.C. ss. 824(e). BECO's electric service territory covers about 590 square miles within 30 miles of Boston, encompassing the City of Boston and 39 surrounding cities and towns. BECO serves some 663,000 electric customers at retail. BECO also sells electric energy at wholesale to other electric utilities and municipal electric departments under rate schedules and tariffs on file with the Commission. On December 23, 1997, the Commission accepted BECO's market-based rate tariff for filing, authorizing BECO to sell power at wholesale at market-based rates.49

     BECO voluntarily divested its fossil generation business pursuant to a Settlement Agreement reached with the Massachusetts Attorney General, Massachusetts Division of Energy Resources and other interested parties and filed on July 8, 1997 in restructuring proceedings

--------
     47 Boston Edison Co., 80 FERCP. 61,274 (1997).

     48  Public   Utility   Holding   Company  Act  of  1935,  as  amended,   15
U.S.C.ss.79b(a)(1).

     49 Boston Edison Co., 81 FERCP. 61,372 (1997).

before the Massachusetts DTE in Docket DPU 96-32. The generation already divested by BECO included 1,987 MW of fossil-fired capacity at six different sites. BECO accomplished the divestiture according to competitive bidding which resulted in the selection of Sithe Energy, Inc. ("Sithe") as the winning bidder. This Commission granted Section 203 approval for the transfer of jurisdictional transmission facilities related to the generation from BECO to Sithe in Docket No. EC98-16-000.50 As described above, BECO's only remaining owned-generation is its 670 MW Pilgrim nuclear power plant. BECO and Entergy Nuclear recently entered into a purchase and sale agreement with Entergy Nuclear to purchase the Pilgrim nuclear power plant. If the requisite approvals for this sale are not obtained, it is likely that BECO, in the near future, would shut down the Pilgrim plant and permanently retire it.

     BECO also owns and operates approximately 524 circuit miles of interconnected transmission lines of 115-345 kV, including 176 circuit-miles of 230-345 kV lines and 348 circuit-miles of 115kV lines. BECO's transmission facilities include substations with a capacity of approximately 3,500 MVA. All of these transmission facilities are located in Massachusetts. A map of BECO's transmission facilities is included in Exhibit I. BECO's electric distribution system consists of approximately 22,003 circuit miles and substations with a capacity of approximately 10,822 MVA.

     BECO also provides customers with transmission services to others, including transmission service under its Open Access Transmission Tariff51 and individual contracts. As explained above, the Commission conditionally approved the formation of the ISO-New England

--------
     50 Boston Edison Co. and BEC Energy, 82 FERC P. 61,311 (1998).

     51 BECO filed an open access pro forma compliance transmission tariff in Docket No. OA96-70-000.

and authorized, on an interim basis, the transfer of control of transmission facilities owned by the public utility members of NEPOOL as part of a comprehensive restructuring of NEPOOL on June 25, 1997.52 Thus, although BECO continues to own its transmission facilities, PTF usage will be governed by ISO-New England.

               c.   BEC's Non-FPA-Jurisdictional Subsidiaries

                    i.   Harbor Electric Energy Company

         Harbor Electric Energy Company ("Harbor Electric"), a wholly owned subsidiary of BECO, delivers electric energy from BECO to the Massachusetts Water Resources Authority, a large retail customer. Although Harbor Electric owns a small distribution system, that system is used exclusively for distribution. In addition, Harbor Electric owns no generation and does not engage in wholesale sales or purchases.

                    ii.  Boston Energy Technology Group, Inc.

     BECO also wholly owns an unregulated subsidiary, Boston Energy Technology Group, Inc. ("BETG"). BETG has several subsidiaries and is engaged in various businesses, including energy conservation services, the production of water treatment systems, and communications services. None of these subsidiaries are FPA-jurisdictional, nor do they provide any gas distribution, sales or transportation services. For example, through a subsidiary, BETG has entered into a telecommunications joint venture with RCN Telecom Services, Inc. to provide telecommunications services. BETG owns no generation or transmission and does not engage in wholesale sales or purchases of energy.

--------
     52 See New England Power Pool, 79 FERC P. 61,374 (1997) reh'g pending. This order found that the New England ISO proposal met the Commission's eleven principles for ISOs, and conditioned approval upon the ISO establishing a self-funding mechanism.

     D.   Section 33.2(e)

     This application involves the proposed merger of two holding companies which own public utility subsidiaries, as well as a change in control over a power marketer entity that qualifies as a jurisdictional public utility. This Application does not involve the direct disposition, by sale or lease, of jurisdictional facilities.

     The parties executed their merger agreement on December 5, 1998. The following is a summary of the key aspects of the transaction. Exhibit H contains the merger agreement which provides a more detailed description of the transaction.

          1.   Structure of the Transaction

     Under the terms of the agreement, a new holding company will be created and both BEC and CES will exchange their shares for a combination of stock in the new holding company and cash. The parties anticipate that at the close of the transaction, BEC stockholders will own approximately 68% of the combined company and CES stockholders will own approximately 32%. Upon proper filing with the SEC, BEC Newco will be an exempt public utility holding company which will be the parent of BECO and Commonwealth, Cambridge, Canal, Commonwealth Gas, and the unregulated affiliates of BEC and CES, including CEM and MATEP.

          2.   Merger Consideration

     BEC stockholders may elect to receive one share of the holding company's common stock or $44.10 in cash for each BEC share they own. The cash price represents a 5% premium to BEC's closing stock price on December 4, 1998. CES's stockholders may elect to receive 1.05 shares of the holding company's common stock or $44.10 in cash for each CES share they own, representing a 17% premium to CES's closing price on December 4, 1998. Under the merger agreement, BEC stockholders will receive approximately 42.6 million shares in the Combined Company and $200 million in cash and CES stockholders will receive approximately 20.2 million shares and $100 million in cash.

          3.   Tax and Accounting Treatment

     The parties intend that the merger of BEC and CES qualify as a non-taxable transaction under existing law. Under this structure, neither entities' shareholders will recognize any gain or loss for federal income tax purposes as a consequence of the merger except to the extent that shareholders receive cash in lieu of common stock BEC Newco. The merger is expected to be accounted for as a purchase in accordance with GAAP.

          4.   Required Approvals and Consents

     The merger is subject to approval of stockholders of BEC and of CES. The Massachusetts DTE must also approve the rate plan and BEC and CES must also receive authorizations related to the merger from the Nuclear Regulatory Commission ("NRC") and the SEC. BEC and CES also shall make the Department of Justice and the Federal Trade Commission ("FTC") pre-merger notification and report form filings specified by the Hart-Scott- Rodino Antitrust Improvements Act ("HSR Act"). Under the HSR Act, the parties to a proposed transaction, such as BEC and CES are required to wait a period of time before closing the transaction so that the antitrust authorities may review the transaction and decide whether to seek additional information about it or seek to enjoin it.

     E.   Section 33.2(f)

     Under the terms of the merger agreement, attached hereto as Exhibit H, the proposed merger between CES and BEC will create a change in control over all the jurisdictional operating facilities of the parties to the transaction. The jurisdictional facilities will be operated after the consummation of the proposed merger in the same manner as they are currently operated.

     F.   Section 33.2(g)

     No jurisdictional facilities are being transferred, by direct sale or disposition, as a result of the proposed merger. Upon consummation of the proposed merger, BEC Newco will exercise control over BEC's and CES's regulated subsidiaries. The book costs of the facilities involved in the merger are contained in the balance sheets attached hereto as Exhibit C. As described above, here, GAAP requires the Applicants to account for the merger using the "purchase" accounting method.53 . Pursuant to the Applicants' proposed implementation of the purchase method of accounting for this transaction, all assets and liabilities of CES's regulated subsidiaries, as well as the assets and liabilities of BEC's regulated subsidiary, will continue to be valued, for both FERC accounting and financial reporting, at their historical cost less accumulated depreciation. The excess of the consideration for BEC and CES over their net book value is currently planned to be recorded on the books of BEC Newco.

     Applicants do not intend to "push down" any portion of the acquisition premium to the books of any jurisdictional entity. Accordingly, the acquisition premium will not affect the capital

--------
     53 If the requirements of pooling-of-interest accounting were met, then the balance sheets of BEC and CES would have been combined. Under this approach, for accounting purposes, there would be no adjustment (i.e., increase or decrease) to any of the assets or liabilities of the merged entities to account for the acquisition premium. In a purchase-accounting transaction, such as the BEC/CES combination, any acquisition premium paid is recorded on the books and amortized over a certain time period, not to exceed 40 years, in accordance with GAAP. For regulated companies, such as the CES and BEC regulated subsidiaries, the amount paid in excess of the net book value on an historical cost basis represents the acquisition premium, which is amortized over a 40-year period. Generally, utility companies use a 40-year period because of the long lives of the underlying assets.

structure of either BEC's or CES's regulated entities, or any other subsidiary that provides a regulated service. Moreover, the acquisition premium will not be included in the establishment of any cost-based regulated wholesale rate. If any part of the acquisition premium is "pushed" down to the account of a jurisdictional utility, it will be recorded in the appropriate account, and will not be recoverable in wholesale rates without further order from the Commission. This is consistent with Commission precedent.54

     Exhibit C to this Application provides balance sheets for BEC's jurisdictional subsidiary, and for CES' jurisdictional subsidiaries. Exhibit E provides income statements for the same companies. These exhibits demonstrate that the proposed transaction will have no effect on the books of Commonwealth, Cambridge, Canal, or BECO, and no effect on the ability of the Commission to regulate Commonwealth, Cambridge, Canal, or BECO under cost-based ratemaking.

     G.   Section 33.2(h)

     The proposed merger is not anticipated to have any material effect upon any existing contract for the purchase, sale, or interchanges of electricity.

     H.   Section 33.2(i)

     Filings with respect to the transaction have been or are being made with the Massachusetts DTE, the SEC, the Department of Justice, the FTC, and the NRC. Thus far, filings have been made with the Massachusetts DTE and the SEC. The filing with the Massachusetts DTE is included in Exhibit G. However, the SEC filing, a Preliminary Proxy Filing, is confidential. The final version of that SEC filing, as well as the PUHCA filing that must be made with the SEC, the NRC filing, and the pre-merger notification and report form filings specified by the HSR Act that

--------
     54   See Public Service Co. of Colorado, 58 FERCP. 61,322 (1992).

must be submitted to the Department of Justice and the FTC, will be filed with the Commission as supplements to this Application.

     I.   Section 33.2(j)

         The facts relied upon to demonstrate that the proposed merger is consistent with the public interest are contained in the preceding sections of this application and in the attachments and exhibits hereto and are incorporated herein by reference.

     J.   Section 33.2(k)

     Canal has no retail franchises or franchise-like authority.

     Cambridge has franchise-like authority in the City of Cambridge, in the Commonwealth of Massachusetts.

     Commonwealth has franchise-like authority in the Counties of Bristol, Barnstable, Dukes, and Plymouth, in the Commonwealth of Massachusetts.

     BECO has franchise-like authority in the Cities of Acton, Arlington, Ashland, Bedford, Bellingham, Boston, Brookline, Burlington, Canton, Carlisle, Chelsea, Dedham, Dover, Framingham, Holliston, Hopkinton, Lexington, Lincoln, Maynard, Medfield, Medway, Millis, Milton, Natick, Needham, Newton, Norfolk, Sharon, Sherborn, Somerville, Stoneham, Sudbury, Walpole, Waltham, Watertown,
Wayland, Weston, Westwood, Winchester, and Woburn, in the Commonwealth of Massachusetts.

     It is the Applicants' position that their affiliates possess perpetual and exclusive franchises to distribute gas and/or electricity in the municipalities that they currently so provide such service.

     K.   Section 33.2(l)

     A draft notice for publication in the Federal Register which briefly summarizes the facts of the proposed merger is attached as Attachment 4 hereto. As required by the Commission's regulations, 18 C.F.R. ss. 33.2(l), an electronic version of the draft notice is also submitted on a 3 1/2" diskette in WordPerfect 5.2 format.

VIII. CONCLUSION

     Applicants respectfully request that the Commission give expedited consideration and approval to the proposed merger. Expedited treatment is warranted in this case because no substantive issues are presented which cast any doubt upon the appropriateness of the merger.

     The Commission has committed to swift action in cases, such as this, which do not present substantive issues.55 The proposed merger of BEC and CES plainly meets all of the Commission's requirements for expedited regulatory approval. There is virtually no change in HHIs as a result of the merger. Ratepayers will be "held harmless" from merger-related costs and will be protected from any other possible cost-increases resulting from the merger through existing mechanisms. Existing regulation of the operating subsidiaries of the merging companies will remain unchanged. In light of the clear absence of any adverse impact on competition in any market, any regulated cost-based rates, or the nature of regulation, the merger satisfies the standards of the Merger Policy Statement. It should therefore be approved as being "consistent

--------
     55 Merger Policy Statement, at 30,127.

with the public interest."

                                        Respectfully submitted,


---------------------                   ---------------------
Carmen L. Gentile                       Sam Behrends, IV
Bruder, Gentile & Marcoux, L.L.P        Catherine P. McCarthy
1100 New York Avenue, N.W.              LeBoeuf, Lamb, Greene &
Suite 510 East                            MacRae, L.L.P.
Washington, D.C. 20005-3934             1875 Connecticut Avenue, N.W.
(202) 783-1350                          Washington, D.C.  20009
                                        (202) 986-8000

Neven Rabadjija                         Richard J. Morrison
Associate General Counsel               Mary E. Grover
Theodora S. Convisser, Esq.             Legal Department
Clerk of the Corporation &              Commonwealth Energy System
Assistant General Counsel               One Main Street
Boston Edison Company                   P.O. Box 9150
800 Boylston Street                     Cambridge, MA  02142
Boston, MA 02199-8003                   (617) 225-4418
(617) 424-2223



Attorneys for BEC Energy                Attorneys for Commonwealth Energy System




Dated: February 8, 1999

                                Table of Contents


I.    SUMMARY AND REQUEST FOR EXPEDITED APPROVAL.............................1

II.   JURISDICTIONAL STATEMENT...............................................4

III.  APPLICANTS.............................................................4

IV.   DESCRIPTION OF THE MERGER..............................................6

V.    MERGER ANALYSIS........................................................7
      A.  The Transaction Will Not Create or Increase Undue Market
          Power In Any Market................................................7
          1.  Transmission Market Power in New England
              Has Been Mitigated By ISO-New England..........................8
          2.  The Merger Will Not Result in Any Significant Increase
              in Concentration or Horizontal Market Power Issues.............9
              a.  Applicants' Affiliates Have Divested Virtually all
                  of Their Generation Facilities.............................10
              b.  The Analytic Screen Demonstrates that the Proposed
                  Merger Will Not Cause and Undue Increase Horizontal
                  Market Power or Market Concentration ......................12
          3.  The Merger Does Not Raise Significant Vertical Market Power
              Issues  .......................................................15
          4.  Conclusion Regarding the Effect of the Merger on Competition...17
      B.  The Merger Will Not Adversely Affect Rates.........................17
          1.  CES............................................................18
          2.  BECO...........................................................21
          3.  Affiliate Transactions and the Cost of Capital ................22
      C.  The Merger Will Not Impair Effective Regulation....................23

VI.   THE ACCOUNTING TREATMENT WILL BE CONSISTENT WITH COMMISSION
      PRECEDENT..............................................................25

VII.  INFORMATION REQUIRED BY SECTION 33.2 OF FERC'S
          REGULATIONS........................................................25
      A.  Section 33.2(a)....................................................25
      B.  Section 33.2(b)....................................................26
      C.  Section 33.2(c) and (d)............................................27
          1.  CES And Its Subsidiaries.......................................27
              a.  CES  ......................................................27
              b.  CES's FPA -Jurisdictional Subsidiaries.....................27
                   i. The Franchised Public Utility Subsidiaries--Commonwealth Electric Company, Canal Electric Company, and Cambridge
                        Electric Light Company...............................29

                   ii.  Power Marketing Subsidiary -- COM/Energy Marketing,
                        Inc..................................................33
                   iii. Medical Area Total Energy Plant, Inc.................34
              c.   CES's Non-FPA-Jurisdictional Subsidiaries.................34
                   i.   Commonwealth Gas Company.............................34
                   ii.  Hopkinton LNG Corp. .................................34
                   iii. Other Subsidiaries...................................35
          2.  BEC and its Subsidiaries.......................................35
              a.   BEC.......................................................35
              b.   BEC's FPA - Jurisdictional Subsidiary - BECO..............36
              c.   BEC's Non-FPA-Jurisdictional Subsidiaries.................37
                   i.   Harbor Electric Energy Company ......................37
                   ii.  Boston Energy Technology Group.......................38
      D.  Section 33.2(e)....................................................38
          1.  Structure of the Transaction...................................38
          2.  Merger Consideration...........................................39
          3.  Tax and Accounting Treatment...................................39
          4.  Required Approvals and Consents................................39
      E.  Section 33.2(f)....................................................40
      F.  Section 33.2(g)....................................................40
      G.  Section 33.2(h)....................................................42
      H.  Section 33.2(i)....................................................42
      I.  Section 33.2(j)....................................................42
      J.  Section 33.2(k)....................................................43
      K.  Section 33.2(l)....................................................44

VIII. CONCLUSION.............................................................44